EXHIBIT 10.14
FINANCIAL ADVISORY AGREEMENT

THIS FINANCIAL ADVISORY AGREEMENT (“Agreement” or “FAA”) is made and entered into on the 14th of February, 2007, by and between HFG International, Limited, a Hong Kong corporation (“HFG”), and Shan Dong Green Foodstuff Co., Ltd., a P.R.C. corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to engage HFG to provide certain financial advisory and consulting services as specifically enumerated below commencing as of the date hereof related to the Restructuring, the Going Public Transaction and the Post-Transaction Period (each as hereinafter defined), and HFG is willing to be so engaged; and

WHEREAS, HFG will also advise the Company with regard to matters related to their efforts to complete a capital raising transaction generating targeted gross offering proceeds of $20million USD (the “Financing”).

NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1.  Retention. As of the date hereof, the Company hereby retains and HFG hereby agrees to be retained as the Company’s exclusive financial advisor during the term of this Agreement. The Company acknowledges that HFG shall have the right to engage third parties to assist it in its efforts to satisfy its obligations hereunder. In its capacity as a financial advisor to the Company, HFG will:

A.	Restructuring and Going Public Transaction.

(i)  consult on the implementation of a restructuring plan (the “Restructuring”) resulting in an organizational structure that will allow the Company to complete the Going Public Transaction; and

(ii)  assist the Company in evaluating the manner of effecting a going public transaction with a public shell corporation (“Pubco”) domiciled in the United States of America and quoted on the “OTC BB” (a “Going Public Transaction”). HFG and the original Pubco shareholders shall hold, in the aggregate, 6.5% of Pubco’s issued and outstanding common stock upon completion of both the Financing and the Going Public Transaction (the “Pubco Shareholders Ownership Percentage”). In the event that Pubco, on a consolidated basis with the Company, reports in its Annual Report filed with the U.S Securities and Exchange Commission, net income of $12.5 million for fiscal 2008, HFG shall return to the Company for cancellation that number of shares that will reduce the Pubco Shareholders Ownership Percentage to 5.6%. At the closing of the Going Public Transaction, HFG shall place into escrow, which escrow shall be governed by a definitive escrow agreement, the number of shares of Pubco’s common stock that will be necessary to allow it to satisfy its obligations under this paragraph.

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B.	Post Transaction Period

Upon consummation of the Going Public Transaction, HFG agrees to:

(i)  coordinate and supervise a training program for the purpose of facilitating new management’s operation of Pubco (the Company agrees that all costs and expenses charged by third party consultants introduced by HFG and engaged by the Company will be the sole responsibility of the Company);

(ii)  if necessary, coordinate the preparation by the Company’s legal counsel of an information statement to be filed with the SEC to change Pubco’s name and to in turn assist in obtaining a new CUSIP number and stock symbol for Pubco;

(iii)  oversee third party development by third parties of Pubco’s investor relations efforts, which effort shall include (a) establishing a program for communicating with brokerage professionals, investment bankers and market makers; and (b) creating a complete investor relations strategy to be implemented in English and Chinese. The Company agrees that all costs and expenses charged by investor relations and press relations firms introduced by HFG and engaged by Pubco or the Company will be the sole responsibility of the Company;

(iv)  coordinate with the Company’s legal counsel in the preparation and assembly of application materials for the listing of Pubco’s common stock on a national exchange or quotation medium that may include, but shall not necessarily be limited to, the American Stock Exchange or the NASDAQ Stock Market; and

(v)  Provide Pubco with such additional financial advisory services as may be reasonably requested, to the extent HFG has the expertise or legal right to render such services.

2.  Financing and Financing Conditions. The Financing will be accomplished under terms and conditions that are mutually agreeable to the issuer and the investors. HFG will seek to have the Company receive a post money valuation of at least 11X its audited 2006 net income. It is anticipated that the Company will pay investment bankers involved in the transaction a commission equal to 7% of the capital raised in the Financing along with warrants to purchase Pubco’s common stock, the terms of which to be agreed upon by the Company prior to the closing of the Financing. HFG will complete the Financing within one month after the Company’s independent auditor signs the final audit report.

The Company acknowledges that the closing of a Financing will be contingent upon (a) the agreement of the Company’s shareholders to enter into a Make Good Escrow Agreement whereby they shall agree to place into escrow an agreed upon number of shares of Pubco’s common stock that they will receive upon the closing of the Going Public Transaction that shall be delivered to investors in the Financing in the event that the Financing is completed before July, 2007, and the Company fails to report a 60% increase in net income for fiscal 2007 over fiscal 2006, (b) the Company’s commitment to ensure that Pubco files a registration statement with the U.S. Securities and Exchange Commission for the purpose of registering the Pubco shares held by HFG or its assignees, the shares purchased in the Financing, or any security for which the purchased shares are exchanged, for resale, with offering proceeds not to be released from escrow until the registration statement is filed, (c) consummation of the Going Public Transaction in accordance with this FAA, (d) the agreement by the Company that $300,000 of the net proceeds of the Financing will be placed into escrow and used for financial public and investor relations activities and the engagement of a US domiciled spokesperson(s), recommended by HFG and confirmed by Company, for a period of at least 12 months following the closing of the Financing and (e) the agreement of the Company to have HFG act as its exclusive advisor for any capital raising transactions undertaken by Pubco following the closing of the Going Public Transaction.

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3.  Non-circumvent. The Company agrees that in the event that this Agreement is terminated for any reason, other than upon the completion of a Financing, it shall not enter into discussions or negotiations with or close a financing, regardless of terms, with any party introduced by HFG as a possible investor or placement agent for the Financing, each of which shall be listed on Schedule “A” to this Agreement at the time of introduction, for a period of one year following the date of termination of this Agreement.

4.  Authorization. Subject to the terms and conditions of this Agreement, the Company hereby appoints HFG to act on a best efforts basis as its exclusive consultant during the Authorization Period (as hereinafter defined). HFG hereby accepts such appoint, with it being expressly acknowledged that HFG is acting in the capacity of independent contractor and not as agent of either the Company, affiliates of the Company resulting from the Restructuring, or Pubco.

In addition, except in the event of an act constituting either willful misconduct or gross negligence on the part of HFG, the Company agrees that it will not hold HFG responsible in the event that either the Restructuring, the Financing or the Going Public Transaction is not consummated, nor shall it hold HFG liable for any damages suffered by the Company as a result of the Company’s inability to consummate either the Restructuring, the Financing or the Going Public Transaction. However, in the event HFG commits an act constituting either willful misconduct or gross negligence which makes it impossible to complete either the Financing or the Going Public Transaction, HFG shall indemnify the Company against all costs, including legal, accounting and other fees and expenses, arising from the Company’s efforts to complete the Financing and the Going Public Transaction. It is expressly acknowledged by the Company that HFG shall not render legal or accounting advice in connection with the services to be provided herein. HFG shall have the right to recommend the legal and accounting professionals for the transactions contemplated herein.

5.  Authorization Period. HFG’s engagement hereunder shall become effective on the date hereof (the “Effective Date”) and will automatically terminate (the “Termination Date”) on the first to occur of the following: (a) either party exercises their right of termination as provided for in this FAA, (b) the Company’s breach of its covenants herein, or (c) 12 months following the completion of the Going Public Transaction. This Agreement may be extended beyond the Termination Date if both parties mutually agree in writing. Except as to certain obligations of the Company under Section 3. hereof, this Agreement shall also terminate immediately upon the mutual decision of the parties not to move forward with the Restructuring, the Financing or the Going Public Transaction.

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6.  Fees and Expenses. On the closing date of the Going Public Transaction, the Company shall pay to HFG the fee of $450,000.

In addition, the Company shall reimburse HFG for all documented travel and lodging expenses incurred by HFG personnel during the term of this Agreement. Reimbursement is to be made within 10 days of receipt of a written request for reimbursement submitted to the Company.

7.  Due Diligence and Auditabilty. HFG shall have the right to perform a due diligence investigation of the Company that demonstrates to HFG’s sole satisfaction that the Company is a suitable candidate for the Going Public Transaction, which due diligence investigation shall include consultation with the Company’s independent audit firm regarding the auditablity of the Company in accordance with US GAAP. HFG shall have the right to terminate this Agreement in the event it determines that there exists a material and non-curable due diligence matter. The Company shall also have the right to perform a due diligence investigation of Pubco.

8.  Governing Law. This Agreement shall be governed by the laws of the Peoples Republic of China and any dispute arising hereunder shall be submitted for binding arbitration to the China Foreign Trade Commission Arbitration Committee in Shanghai.

It is understood that this Agreement will be prepared and executed in both the English and Chinese languages. If a dispute arises as to the interpretation of a particular provision of this Agreement because of differences between the Chinese and English languages, the dispute shall be resolved in accordance with the Chinese version.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HFG:

HFG International, Limited

By:	Timothy P. Halter
Timothy P. Halter,
Its: President

The Company:

Shang Dong Green Foodstuff Co., Ltd.

By:	Si Chen
Si Chen
Its: Chairman

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SCHEDULE A

NAME OF POTENTIAL INVESTOR	DATE INTRODUCED

Granite Global Ventures	2007-1-20

Hua-Mei 21st Century	2007-1-20

Sumitomo Corporation Equity Asia	2007-1-20

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